Exhibit 10(b)

15 February 1995


Mr. Frank M. Sims
Clark Equipment Company
100 North Michigan Street
P. O. Box 7008
South Bend, Indiana 46634

Dear Mr. Sims:

The terms and conditions of your employment with Clark Equipment Company (CLARK) are contained in a letter dated 12 November 1992 (the 1992 Agreement). The purpose of this letter (herein "this Agreement") is to amend and restate our agreement.

Specifically, CLARK proposes the following:

1.   STATEMENT OF PURPOSE.

You have deferred $113,500 of your base salary. Those deferred amounts have been used by CLARK to purchase insurance policies on your life with the proceeds of those policies payable to CLARK on your death. CLARK expects that those proceeds are sufficient to fund the benefits set forth in this Agreement.

The purpose of this Agreement is to describe the benefits to which you or your surviving spouse or estate will become entitled if you die, retire or otherwise cease to be an employee of CLARK.

2.   EMPLOYMENT.

2.1 Duties. CLARK will continue to employ you and you will continue to serve CLARK either as a Senior Vice President at CLARK's Principal Offices, with duties and responsibilities appropriate to such a position, or, in such other capacity and location with duties and responsibilities as the Chief Executive Officer may from time to time determine.

2.2 Compensation. For your services as a full-time employee of CLARK, your salary shall be fixed from time to time by the Chief Executive Officer, but shall not be less than a rate which is 88.75% of the average of the Hay Management Consultants Industrial Salary Survey, as determined from year to year, for the number of Hay Client Points of your position as of the date of this Agreement. In no event will your salary be reduced to a rate below its then current rate unless reductions of the same percentage are being made at the same time to the salaries of all other CLARK officers in the Corporate Offices at or above the vice president level, and your salary would then be restored to its prior level when, and to the same extent, that occurs for the other officers. As a full-time employee you will be afforded the opportunity to earn a bonus or other non-salary compensation and to participate in all employee benefits or perquisites as may be made applicable to employees of like rank and position.


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3.   BENEFITS UPON YOUR DEATH, RETIREMENT OR TERMINATION OF EMPLOYMENT.

3.1 Retirement. If you elect to retire from the employ of CLARK for any reason, CLARK agrees to make monthly payments to you for the rest of your life in an amount determined from Exhibit A to this Agreement reduced by the amount of any payments received by you pursuant to the Deferred Compensation Agreements awarded to you on 1 May 1974 and 14 January 1980.

3.2 Death After Retirement. If, after being retired from the employ of CLARK pursuant to Section 3.1, you die, CLARK agrees to make monthly payments to your widow, Jo Anne Sims, for the rest of her life, in an amount equal to 60% of the monthly sum guaranteed to you in Section 3.1 reduced by the amount of any payments received by her or any other beneficiary pursuant to the Deferred Compensation Agreements awarded to you on 1 May 1974 and 14 January 1980.

3.3 Death Before Retirement. If you die while still an employee of CLARK, CLARK will pay to your widow, Jo Anne Sims, for the rest of her life, the amounts which would have been payable to her pursuant to Section 3.2 if you had retired from the employ of CLARK on the first day of the month in which you died.

3.4 Supplemental Payments. CLARK will also make monthly payments to you (or to your widow) in an amount equal to the additional amounts of pension benefits that would have been payable to you (or to her) from the CLARK Retirement Program for Salaried Employees if the amount of such pension benefits were not limited either by Section 415 of the Internal Revenue Code or by any other law or regulation that limits either the amount of pension benefits or the amount of salary that can be used to determine pension benefits.

3.5 Termination Of Your Employment Other Than For Cause. If your employment is terminated by CLARK other than for cause (as defined in Section 3.6), you will be entitled to a one time payment equal to 1.5 times your then annual salary, excluding bonus. In addition, you would be entitled to elect to retire at the time of such termination and thereby qualify for the payments provided for in Section 3.1.

3.6 Termination Of Your Employment For Cause. CLARK may terminate this Agreement and your employment for cause immediately upon notice to you if it is established that there has been either continued neglect or a material breach of your duties and obligations hereunder. If your employment is terminated by CLARK for cause, you will have the option to retire pursuant to Section 3.1 at that time in lieu of such termination.

4.   CHANGE IN CONTROL OF CLARK.

If at a time when you are no longer an active employee at CLARK and you or your widow, Jo Anne Sims, are entitled to monthly payments pursuant to Sections 3.1, 3.2, 3.3 or 3.4 of this Agreement, a change in control of CLARK occurs as defined in Section 9 hereof, then CLARK shall pay or cause to be paid to you (or to her), within 30 days thereafter, a one-time lump sum payment in lieu of the monthly payments that would otherwise be payable to you or to her pursuant to such sections. The amount of such lump sum payment shall be an amount sufficient that, after your payment of all

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income taxes thereon, the amount remaining will be the present value of all future payments to which you or your surviving spouse would otherwise be entitled under this Agreement, calculated as described in Section 9.5.

5.   YOUR DEFERRAL OBLIGATION.

You agree to forego the receipt of salary and salary increases awarded to you after 1 June 1984 in amounts sufficient to satisfy the salary deferral schedule incorporated herein as Exhibit B. Since the cumulative total of such salary amounts so foregone now equals the amounts shown in Exhibit B, you have no further obligation to forego salary or salary increases.

6.   NON-COMPETITION.

While employed by CLARK, your duties have related to all of the business operations of CLARK, both in the United States and elsewhere in the world. For such time as you are employed by CLARK, and thereafter for a period of
(i) five years if your employment terminates at a time and for a reason that entitles you to lifetime monthly payments pursuant to this Agreement or (ii) two years if the termination of your employment does not entitle you to such lifetime monthly payments, but in any event only for so long as CLARK satisfies its obligations under this Agreement, you agree to refrain from competing with CLARK or any of its subsidiaries or affiliates in the United States or elsewhere in the world with respect to any aspect of the business conducted by CLARK or its subsidiaries or affiliates (collectively "the Business"), including without limitation, the design, manufacture, sale or distribution of products which are competitive with those of CLARK, or becoming an employee or representative of any person, firm or company which competes with CLARK or any of its subsidiaries or affiliates in the United States or elsewhere in the world with respect to the Business. If a court shall finally hold that the time or territory or any other provisions stated in this Section 6 constitutes an unreasonable restriction upon you, the provisions of this Agreement shall not be rendered void, but shall instead apply as to time for a period of two years and as to territory in the continental United States or to such lesser extent as such court may judicially determine constitutes a reasonable restriction under the circumstances involved. If you request and obtain from the Human Effectiveness Committee of the Board of Directors of CLARK (or a successor committee) a written approval that an employment opportunity or other activity that you are considering would not be in violation of this Section 6, then CLARK will abide by such determination and will not seek to enforce this Section with respect to such employment or activity.

7.   CONFIDENTIAL INFORMATION.

During the course of your employment with CLARK, you have received, developed or otherwise become aware of confidential information of CLARK, VME Group N.V., and their subsidiaries and affiliates. For a period of five years following the cessation of your employment with CLARK for any reason (but only for so long as CLARK satisfies its obligations under this Agreement), you will not use, disclose, give, sell or otherwise divulge to any person, firm or corporation any confidential information regarding CLARK or VME Group N.V. or any of their subsidiaries or affiliates. The term "confidential information" shall include but not be limited to any aspect of CLARK's or VME Group N.V.'s (or their subsidiaries' or

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affiliates') business, trade secrets, strategies, potential acquisitions or divestitures, discussions relating to acquisitions or divestitures, financial statements or other financial information, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, processes, data and know-how, ideas, technical information and intellectual property, except such information as is otherwise made publicly available by CLARK or VME Group N.V., or their subsidiaries or affiliates. You will not remove from CLARK's possession any confidential information, and shall return to CLARK on or before the termination of your employment any confidential information which may have previously been in your possession. The provisions of this Section 7 shall survive any termination of this Agreement. Any other agreements between CLARK and you relating to confidentiality shall, to the extent not inconsistent herewith, remain in effect.

8.   EMPLOYEES.

For a period of three years from the date of the cessation of your employment with CLARK (but only for so long as CLARK satisfies its obligations under this Agreement), you agree to refrain from suggesting, persuading, or inducing any key employees of CLARK or its subsidiaries or affiliates to leave their employ at CLARK to be employed elsewhere.

9.   CHANGE IN CONTROL OF CLARK.

9.1 This Section Governs. If following a change in control of CLARK as hereinafter defined your employment terminates, the provisions of this
Section 9 shall govern your rights and shall, to the extent inconsistent with the other provisions of this Agreement or other agreements between you and CLARK, supersede such other provisions and agreements.

9.2 Resignation Within One Year. If within one year after a change in control of CLARK you terminate your employment with CLARK, such termination will be treated as a termination by CLARK other than for cause.

9.3 Resignation After Change In Location, Duties, Compensation. If any time subsequent to a change in control of CLARK, you terminate your employment with CLARK within six months after the occurrence of one or more of the following events: (i) a change in the location of your employment;
(ii) a significant change in the nature and scope of your employment responsibilities or duties including but not limited to a change in title or reporting responsibility; or (iii) any reduction in your compensation, benefits or perquisites, either separately or in the aggregate, such termination will be treated as a termination by CLARK other than for cause.

9.4 Termination By Clark. If after a change in control of CLARK you are terminated by CLARK other than for cause (as defined in Section 9.6), CLARK shall pay or cause to be paid to you within 30 days thereafter:

     (a) An amount sufficient that, after your payment of all income taxes thereon, the amount remaining will be the present value of all future payments to which you or your surviving spouse would otherwise be entitled under all of the other provisions of this Agreement except for those included in this Section 9;


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     (b)  An amount sufficient that, after your payment of all income taxes thereon, the amount remaining will be the present value of any lump sum payments payable to you at a future date or dates under the provisions of this Agreement that are not included in this Section 9, regardless of whether such future payments are conditioned on your still being an active employee at such future date or dates (any such condition being hereby waived); and

     (c) A severance payment equal to two times "base income" as hereinafter defined. Notwithstanding the foregoing, if the aggregate payments to which you are entitled as a result of a termination by CLARK other than for cause would constitute an "excess parachute payment" under Internal Revenue Code Section 280 G(b), then the severance payment set forth in this paragraph (c) shall be reduced to the extent necessary so that when it is added to all other payments constituting "parachute payments", the total "parachute payments" are not more than 2.99 times "base income". No amount will be payable under this paragraph (c) if the total of the other "parachute payments" exceeds 2.99 times "base income". For the purpose of this paragraph (c), the term "base income" shall mean your average annual total taxable compensation received from CLARK over the last five years ending before the change in control of CLARK occurs.

9.5 Present Value Calculation. For the purposes of paragraphs (a) and (b) of Section 9.4, "present value" will be calculated using the interest rate specified in Section 411(a)11(B)(ii) of the Internal Revenue Code of 1986, or any successor section thereto, as of the date of such termination and the 1983 Group Annuitants Mortality Table, or the mortality table (if it is different) then being used by CLARK's actuaries for valuation purposes with respect to CLARK's qualified pension plans. All calculations for the purposes of Sections 9.4 and 9.7 shall be made, at the expense of CLARK, by the independent auditors of CLARK. As soon as practicable after the need for such calculation arises, CLARK shall provide to its auditors all information needed to perform such calculations.

9.6 Other Than For Cause - Defined. For the purposes of this Section 9, a termination of your employment by CLARK shall be "other than for cause" if it is either (i) treated as such pursuant to Sections 9.2 or 9.3 hereof or
(ii) if such termination by CLARK occurs after a change in control of CLARK, for any reason other than either continued neglect or a material breach of your duties and obligations under this agreement.

9.7 Tax Protection. In the event that you become entitled to payments under Section 9.4 and the aggregate payments to which you are entitled (disregarding paragraph (c) of Section 9.4) constitutes an "excess parachute payment" under Internal Revenue Code Section 280 G(b), then CLARK will pay to you at the time of the payments under Section 9.4 an amount sufficient that, after your payment of income taxes and any excise taxes thereon, the amount remaining will be sufficient to pay any excise tax imposed on you by the Internal Revenue Code because of such "excess parachute payment".

9.8 Expenses. In the event of a change in control of CLARK, all subsequent legal and accounting fees and expenses incurred by you in connection with, or in prosecuting or defending, any dispute arising out of or relating to this Agreement shall be paid by CLARK provided you prevail in whole or in part in any such dispute.


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9.9  Change In Control - Defined.  For the purpose of this Agreement, a change in control of CLARK shall mean any of the following events:

          (1) the acquisition of beneficial ownership of 25% or more of the shares of the Common Stock of CLARK by or for any person (as such term is defined in Section 14(d)(2) of the Securities Exchange Act of 1934), including for purposes of calculating such person's ownership, all shares beneficially owned by the affiliates and associates (as such terms are defined in Rule 12b-2 of the Securities Exchange Act of 1934) of such person, provided, however, that the term "person" shall not include any of the following: CLARK, any subsidiary of CLARK, any employee benefit plan or employee stock plan of CLARK or of any subsidiary of CLARK, any dividend reinvestment plan of CLARK, any person or entity organized, appointed or established by CLARK for or pursuant to the terms of any such plan, or any person which becomes the beneficial owner of 25% or more of such shares then outstanding solely as a result of the acquisition by CLARK or any employee benefit plan of CLARK of shares of the Common Stock of CLARK, provided that such person does not thereafter acquire any shares of the Common Stock of CLARK, or

          (2) during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of CLARK cease for any reason to constitute a majority thereof, unless the election, or nomination for election by CLARK's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period, or

          (3) CLARK's stockholders shall approve (a) the merger or consolidation of CLARK with or into another corporation and CLARK shall not be the surviving corporation, or (b) an agreement to sell or otherwise dispose of all or substantially all of CLARK's assets (including a plan of liquidation).

10.  TERMINATION OF SURVIVOR BENEFITS.

In the event that, (i) while you are employed pursuant to this Agreement, your spouse predeceases you, or (ii) while you are either so employed or retired and eligible for payments pursuant to Section 3.1, either your marriage ends by divorce or you wish to delete from this Agreement the provisions providing for benefits to your surviving spouse for a reason other than her death, you may notify CLARK of such fact and request that this Agreement be amended to delete the surviving spouse provisions. If in the opinion of legal counsel to CLARK such amendment can be legally made and will be effective to extinguish any legal rights that your spouse or former spouse might have under this Agreement, and subject to the satisfaction of any conditions (such as obtaining a written waiver or consent from such spouse or former spouse) expressed in such legal opinion, CLARK will agree to so amend this Agreement. CLARK will also agree to include in such amendment an actuarial adjustment, on an equal value basis, of the benefits payable to you under this Agreement to reflect the fact that benefits will no longer be payable to a surviving spouse.





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11.  SPOUSE OPTION AND GUARANTEE.

11.1 In calculating the monthly amounts of Sections 3.1 and 3.2, the 60% Spouse Option under the Clark Equipment Company Retirement Program for Salaried Employees was assumed. Accordingly, if and so long as this Agreement provides for any benefits to be payable to your surviving spouse, CLARK's agreement to make or to continue the monthly payments under Sections 3.1 or 3.2 is expressly conditioned upon your selecting and maintaining the 60% Spouse Option at the time you elect retirement.

11.2 If your widow, Jo Anne Sims, either becomes entitled to benefits pursuant to Section 3.2 or 3.3, or would have been entitled to benefits pursuant to one of such Sections but for the fact that she predeceased you, and if the aggregate amount of the monthly payments made to you and to her under this Agreement is less than the applicable guarantee as shown in the table below, a lump sum payment will be made either to your estate or to such other beneficiary as you may have otherwise designated, in an amount equal to the difference between the applicable guaranteed amount and the aggregate amounts paid to you and to her.

     Section Under Which Your      Guaranteed Total
     Widow Was (or Would Have      Payments Equal
     Been) Eligible for            60 Times This
     Monthly Benefits              Monthly Amount:

          3.2                      The amount which was payable to you
                                   under Section 3.1.

          3.3 The amount which would have been payable to you under Section 3.1 if you had retired from CLARK on the first day of the month in which you died

12.  COMPENSATION ADMINISTRATION BY CLARK.

Notwithstanding your obligation under Section 5 to forego the receipt of salary, CLARK will, except as otherwise required either by law or to maintain the tax qualified status of its benefit programs, continue to administer your salary, benefits and non-salary compensation as if that obligation to forego did not exist.

13.  CLARK RETIREMENT PROGRAM.

As used in this Agreement, the term "Clark Retirement Program" means the Clark Equipment Company Retirement Program for Salaried Employees or any successor pension plan funded entirely by CLARK. Such term does not include the Clark Savings and Investment Plan or the Clark Leveraged Employee Stock Ownership Plan. Notwithstanding the foregoing, for the purpose of this Agreement, the amount of any monthly payment received by either you, or your widow, from the CLARK Retirement Program shall be deemed to include the entire amounts which would be payable to either of you from the Clark Equipment Company Retirement Program for Salaried Employees without regard to any reduction in such benefits to reflect the amounts payable from the Clark Leveraged Employee Stock Ownership Plan.


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14.  GOVERNING LAW.

This Agreement shall be governed by the law of the State of Indiana.

15.   SEVERABILITY.

If any provision of this Agreement is held invalid, such invalidity shall not affect the remaining provisions of this Agreement to the extent those provisions are not dependent upon the invalid provision.

16.  REMEDIES.

In the event of a violation of any of the provisions of this Agreement by either you or CLARK, the other party will be entitled, if it so elects, in addition to all other remedies under applicable law, to institute proceedings at law or in equity to seek damages with respect to such violation or to enforce specific performance of this Agreement or to enjoin the violating party from engaging in any activity in violation thereof. Prior to taking any legal action to seek damages or enforce such provisions, either party will give to the other party written notice of the claimed violations and allow the other party a period of sixty days to cure such violations.

17.  AMENDMENT AND RESTATEMENT OF THE 1992 AGREEMENT.

Upon execution by you of this Agreement, the 1992 Agreement shall be amend-ed and restated by this Agreement.

If the foregoing is entirely satisfactory to you, please sign and return the attached copy of this letter whereupon it shall constitute an agreement between us as of the date first set forth above.

                                        Very truly yours,

                                        CLARK EQUIPMENT COMPANY



Accepted and Agreed to:                 By /s/ Leo J. McKernan
                                           Leo J. McKernan
/s/ Frank M. Sims                          Chairman, President and
                                           Chief Executive Officer














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Mr. Frank M. Sims
15 February 1995
                                                                   EXHIBIT A






                              Benefit Schedule


     Section 3.1              Payable for Retirement
       Amounts                     Between

     $ 9,766.67          1 August 1994 and 31 July 1995

     $10,550.00          1 August 1995 and 31 July 1996

     $11,391.67          1 August 1996 and 31 July 1997

     $12,300.00          1 August 1997 and Thereafter


































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                                                                EXHIBIT B


Mr. Frank M. Sims
15 February 1995



                          Salary Deferral Schedule




     Section 5 Period                             Amount


1 June 1984 through 31 July 1985                  $28,000

1 August 1985 through 31 July 1986                 28,000

1 August 1986 through 31 July 1987                 13,900

1 August 1987 through 31 July 1988                    200

1 August 1988 through 31 July 1989                    800

1 August 1989 through 31 July 1990                  1,400

1 August 1990 through 31 July 1991                  2,400

1 August 1991 through 31 July 1992                  7,400

1 August 1992 through 31 July 1993                 12,400

1 August 1993 through 31 July 1994                 19,000





















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